Exhibit 23
Consent of Independent Registered Public Accounting Firm
Lime Energy Co.
Elk Grove Village, Illinois
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-121959, 333-144072, 333-144475, 333-151470, 333-156998 and 333-157316) of Lime Energy Co. of our report dated March 10, 2009, relating to the consolidated financial statements and schedule which appears in this Form 10-K.
/s/ BDO SEIDMAN, LLP
March 10, 2009